Press Release
Spirit Realty Capital, Inc. Completes One for Five Reverse Stock Split
-Previously Announced Fourth Quarter 2018 Dividend of $0.125 Per Common Share Will Now Be $0.625 Per Common Share-

Dallas, Texas, December 12, 2018 - Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that the Company has completed its previously announced one-for-five reverse stock split of its outstanding shares of common stock.

Pursuant to the reverse split, every five (5) issued and outstanding shares of common stock of the Company were converted into one (1) share of common stock of the Company, and the par value of each share of common stock was increased from $0.01 to $0.05 per share. Accordingly, the previously announced quarterly dividend of $0.125 per common share for stockholders of record as of December 31, 2018 will now be $0.625 per common share, reflecting the 1-for-5 reverse stock split. The shares will begin trading on a reverse split-adjusted basis on the NYSE at the opening of trading on December 13, 2018 under the same ticker “SRC” and with a new CUSIP number (84860W 300).

The Reverse Stock Split affected all record holders of the Company’s common stock uniformly and did not affect any record holder’s percentage ownership interest in the Company, except for de minimus changes as a result of the elimination of fractional shares. The Reverse Stock Split reduced the number of shares of common stock outstanding from approximately 428,941,318 shares to approximately 85,788,263 shares. The Reverse Stock Split did not affect the number of the Company’s authorized shares of common stock.

Holders of common stock who hold in “street name” in their brokerage accounts do not have to take any action as a result of the Reverse Stock Split. Their accounts will be automatically adjusted to reflect the number of shares owned. A letter of transmittal relating to the Reverse Stock Split will be sent to record holders of certificates of common stock within twenty days of the Effective Time. Stockholders who receive this letter of transmittal should follow the instructions in that letter.

ABOUT SPIRIT REALTY
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in high-quality, operationally essential real estate, subject to long-term net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial, office and data center properties.

As of September 30, 2018, our diversified portfolio was comprised of 1,523 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 28.7 million square feet, are leased to approximately 252 tenants across 49 states and 32 industries.

Investor Contact:
(972) 476-1403
InvestorRelations@spiritrealty.com